Exhibit 2.3

[Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The exhibits and schedules will be provided to the SEC upon request.]

AGREEMENT AND PLAN OF MERGER

OF

PSAV HOLDINGS LLC

AND

PSAV, INC.

This agreement and plan of merger (“Plan of Merger”) is made and entered into on [●], 2016, by and between PSAV Holdings LLC, a Delaware limited liability company (“PSAV Holdings”), and PSAV, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company is a wholly-owned subsidiary of PSAV Holdings;

WHEREAS, pursuant to that certain Limited Liability Company Agreement of PSAV Holdings, dated as of January 24, 2014 (as amended, restated or otherwise modified from time to time, the “LLC Agreement”), by and between the signatories thereto, the Board of Managers of PSAV Holdings (the “PSAV Holdings Board”) has determined this Plan of Merger and the transactions contemplated herein (including the Merger (as defined below)) to be advisable and in the best interests of PSAV Holdings;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined this Plan of Merger and the transactions contemplated herein (including the Merger (as defined below) to be advisable and in the best interests of the Company;

WHEREAS, following the execution of this Plan of Merger, the PSAV Holdings Board shall submit this Plan of Merger for approval to the Class A Members (as defined in the LLC Agreement) pursuant to the terms of the LLC Agreement; and

WHEREAS, following execution of this Plan of Merger, the Board of Directors of the Company shall submit this Plan of Merger for approval to the stockholders of the Company.

NOW, THEREFORE, PSAV Holdings and the Company hereby agree upon and adopt this Plan of Merger.

I.

TERMS AND CONDITIONS

1.1 Merger. Subject to the terms and conditions of this Plan of Merger and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time (as defined below), upon the filing of the Certificate of Merger, PSAV Holdings shall merge with and into the Company and the separate existence of PSAV Holdings shall thereupon cease (the “Merger”) and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.2 Effective Time. Subject to the terms and conditions of this Plan of Merger and in accordance with the provisions of the DGCL and the DLLCA, the Merger shall become effective upon the filing of a Certificate of Merger, in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware (the “Effective Time”).

1.3 Effect of Merger. At the Effective Time, the separate existence of PSAV Holdings shall cease, and PSAV Holdings shall be merged with and into the Company as the Surviving Corporation, and all of the property, assets, rights, privileges, powers, franchises and immunities of PSAV Holdings and the Company shall vest in the Surviving Corporation, and all of the debts, liabilities, and obligations of PSAV Holdings and the Company shall become the debts, liabilities, and obligations of the Surviving Corporation.

1.4 Conversion of Securities. At the Effective Time, all Interests (as defined in the LLC Agreement) in PSAV Holdings shall be cancelled and extinguished and Members (as defined in the LLC Agreement) shall receive the number of shares of common stock of the Company (the “Common Stock”) and the restricted shares of Common Stock (“Restricted Stock”) set forth opposite their name on Schedule 1 (including, as applicable, pursuant to the Company’s 2016 Equity Incentive Plan).

II.

ORGANIZATIONAL DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Company’s certificate of incorporation shall be amended and restated as set forth in Exhibit B, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law. From and after the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of the Company, until amended in accordance with the provisions thereof.

2.2 Directors and Officers of the Surviving Corporation. The officers and board of directors of the Surviving Corporation shall be the officers and directors of the Company as in office immediately prior to the Effective Time and shall continue in office for their current terms in accordance with Bylaws.

III.

CLOSING

3.1 Stockholder and Unitholder Approval. This Plan of Merger is subject to approval and adoption by (i) the stockholders of the Company by written consent adopted pursuant to Section 228 of the DGCL and (ii) the Class A Members pursuant to Section 18-302(d) of the DLLCA and the LLC Agreement.

IV.

MISCELLANEOUS

4.1 Abandonment and Amendment. At any time before the Effective Time, this Plan of Merger may be terminated and abandoned by agreement of the Company Board and the PSAV Holdings Board. At any time before the Effective Time, this Plan of Merger may be amended, modified or supplemented by the Company Board and the PSAV Holdings Board.

4.2 Further Assurances. From time to time on and after the Effective Time, each party hereto agrees that it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions, as may be necessary or desirable to complete the Merger provided for herein and the other transactions contemplated by this Plan of Merger.

4.3 Tax Treatment. The merger of PSAV Holdings with and into the Company is intended to be treated for U.S. federal income tax purposes as a liquidation of PSAV Holdings.

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IN WITNESS WHEREOF, this Plan of Merger, having first been duly approved by the Company Board and the PSAV Holdings Board is hereby executed on behalf of each of said companies by their respective officers thereunto duly authorized.

PSAV HOLDINGS LLC	PSAV, INC.

By:	By:
Its:	Its: